EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective the 1st day of October, 2017 (the “Effective Date”), is entered into by and between Document Security Systems, Inc., having a business address at 200 Canal View Boulevard, Suite 300, Rochester, NY 14623 (the “Company”) and Fai H. Chan, having a business address at 7 Temasek Boulevard #29-01B, Suntec Tower One, Singapore 038987 (the “Executive”).

1. Term of Employment. The Company agrees to employ the Executive, and the Executive agrees to work for the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on the three (3) year anniversary hereof (the “Term”). This Agreement shall terminate in accordance with the provisions of Section 4, below.

2. Title; Capacity.

2.1 Position. The Company will employ the Executive, and the Executive agrees to serve as the Chief Executive Officer of the Company’s subsidiary DSS International Inc. (“DSS International”) and DSS International’s subsidiary DSS Asia Limited (“DSS Asia”), to perform the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the Executive Committee (the “Executive Committee”) of the DSS International Board of Directors shall from time to time assign to him. The Executive shall report directly to the Executive Committee and shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Executive Committee, which authority shall be sufficient to perform his duties hereunder. In addition, the Executive shall be delegated authority to research, develop and negotiate potential mergers and acquisitions and capital raising transactions for the Company and its subsidiaries, in each case subject to the oversight of the Executive Committee and subject to the approval of the Company’s Board of Directors (the “Board”).

2.2 Goals. The goals of the Executive shall be to (i) grow DSS International, including but not limited to through mergers and acquisitions; (ii) to increase the net asset value of the Company; (iii) to increase the Company’s profits; and (iv) to raise such capital for the Company and DSS International as shall be necessary and proper to advance these goals.

2.3 Other Positions. The Executive shall be a part-time employee, and the parties hereto hereby acknowledge and agree that the Executive shall devote the majority of his business time to the performance of other duties, including but not limited to his service as the Chief Executive Officer of Singapore eDevelopment Limited. The Company hereby acknowledges that the Executive’s other business activities may present the Executive with potential opportunities which the Company or members of its Board may perceive as appropriate for the Company; however, the Company agrees to waive any opposition to the Executive’s failure to present such opportunities to the Company and the Executive’s decision to pursue such business opportunities, whether on behalf of Singapore eDevelopment Limited, its subsidiaries and affiliates, or on his own behalf. The Company acknowledges and agrees that this Agreement shall in no way limit the ability of the Executive or Singapore eDevelopment Limited to pursue any business opportunity of any nature or kind. In the event that the Executive shall be subject to any lawsuit or threatened lawsuit from a shareholder of the Company for any use of a opportunity claimed by such shareholder to be suitable for the Company, the Company hereby agrees to indemnify the Executive for any damages or reasonable legal fees incurred in the defense of such lawsuit to the fullest extent permitted by law. In the event of such lawsuit, the Executive shall have the right to retain counsel at the expense of the Company and request the advance of reasonable legal fees as required by such counsel.

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3. Compensation, Benefits and Equity.

3.1 Salary. The Company shall pay the Executive an annual base salary of $1.

3.2 Budget. During the term of this Agreement, the Company agrees that DSS International shall be provided adequate financial and human resources support to conduct its operations as mutually agreed by the Executive Committee and the Executive, which shall include but not be limited to the following: a one-time investment by the Company into DSS International of no less than One Million ($1,000,000) U.S. Dollars (the “Initial Contribution”) shall be made within thirty (30) business days of the date hereof, with such funds to be used primarily for investment in DSS International and the growth and development of DSS International. The Company hereby covenants and agrees that the Initial Contribution shall not be withdrawn, borrowed or otherwise reallocated by the Company from DSS International during the term of this Agreement, and the Initial Contribution may not be used to make any reimbursement or pay any obligation of the Company not directly related to DSS International unless required by court order. The Initial Contribution, or any equipment or other property acquired with funds from the Initial Contribution may not serve as collateral for any loan during the term of this Agreement without the consent of the Executive. The Executive agrees to provide DSS International with sufficient office space for the operations of one (1) employee in each of Singapore and Hong Kong. The Company hereby acknowledges that the Executive shall not be required to invest any additional capital into the Company or any other subsidiary thereof.

3.3 Authority. The Company and the Executive hereby agree that it is the intention of the Company to empower the Executive, to the fullest extent permitted by applicable State and Federal law, to implement a business strategy which shall pursue the growth and development of DSS International (including but not limited to its subsidiary DSS Asia) outside of the United States. The Executive shall have all necessary and proper discretion over the Initial Contribution, and may use such funds for the employment of staff, the acquisition of equipment and other necessary and proper business expenses. The Executive may utilize the Initial Contribution to establish such office in New York City or elsewhere in the United States as the Executive may deem advisable. The Executive, together with either the Company’s Chief Executive Officer or Chief Financial Officer, shall have co-signing authority for a bank account for DSS International, at the Executive’s discretion.

3.4 Expenses. The Company shall reimburse the Executive for reasonable travel, entertainment, mileage, and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s general policies, as amended from time to time. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year, and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

4. Termination of Agreement. This Agreement shall expire three (3) years from its Commencement Date without the necessity of a formal notice by either party, unless the Company and the Executive elect to extend the Term of this Agreement, on the same or different terms, upon mutual written agreement of the parties. The Executive may terminate this Agreement at any time upon notice to the Company. In the event of any termination of this Agreement, the Company shall reimburse the Executive for expenses incurred prior to termination in accordance with Section 3.4.

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5. Nondisclosure.

5.1 Proprietary Information.

(a) The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. The Executive will not disclose any Proprietary Information to others outside the Company except in the performance of his duties without the approval of an officer of the Company, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by the Executive, or unless otherwise required by law.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company.

(c) Nothing in this Agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or enforcement entity, whether in the United States or elsewhere, or from making other disclosures that are protected under applicable whistleblower provisions of law and regulation.

6. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) the date of receipt, if sent by personal delivery (including delivery by reputable overnight courier), or (b) the date of receipt or refusal, if deposited in the United States Post Office, by registered or certified mail, postage prepaid and return receipt requested, or (c) the date of receipt if sent by e-mail PDF or facsimile transmission to the e-mail address or facsimile number of record of the Executive or the Company, or at such other place as may from time to time be designated by either party in writing.

7. Entire Agreement. This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersede all prior agreements and understandings, including prior employment agreements, whether written or oral relating to the subject matter of this Agreement. Signatures affixed to this Agreement may be delivered in e-mail PDF form and any such signatures shall be deemed original signatures for purposes of the validity and enforceability of this Agreement.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9. Assumption by Successors. Any successor of the Company shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder. The obligations of the Executive are personal and shall not be assigned by him.

10. No Waiver. No delay or omission by a party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12. Survival. Upon the termination of the Term and any termination of this Agreement, the obligations of the parties under Sections 4 and 5 shall survive and continue in effect in accordance with their terms.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective on the date and year first above written.

EXECUTIVE:

/s/ Fai H. Chan
Name:	Fai H. Chan

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Jeffrey Ronaldi
Name:	Jeffrey Ronaldi
Title:	Chief Executive Officer

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